UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
RADIANT LOGISTICS, INC.
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
75025X100
(CUSIP NUMBER)
12/31/09
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:
☐ RULE 13D-1(B)
☐ RULE 13D-1(C)
☑ RULE 13D-1(D)
*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON’S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.
THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE “FILED” FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (“ACT”) OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP No.	75025X100	13G	PAGE	2	OF	5 PAGES

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON DOUGLAS TABOR

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.* NOT APPLICABLE
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

	5	SOLE VOTING POWER

NUMBER OF		2,920,974 SHARES

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 SHARES

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 SHARES

WITH:	8	SHARED DISPOSITIVE POWER

0 SHARES

9	AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,920,974 SHARES

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* NOT APPLICABLE

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9%

12	TYPE OF REPORTING PERSON*

IN

SCHEDULE 13G	PAGE	3	OF	5 PAGES
ITEM 1.
(A)	NAME OF ISSUER

RADIANT LOGISTICS, INC.

(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES
1227 120TH AVENUE NE
BELLEVUE, WASHINGTON 98005
ITEM 2.
(A)	NAME OF PERSON FILING

DOUGLAS TABOR
(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
401 N. CARROLL #194
SOUTHLAKE, TEXAS 76092
(C)	CITIZENSHIP

UNITED STATES OF AMERICA

(D)	TITLE OF CLASS OF SECURITIES

COMMON STOCK

(E)	CUSIP NUMBER

75025X100

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR 13D-2(C), CHECK WHETHER THE PERSON FILING IS A:

NOT APPLICABLE

SCHEDULE 13G	PAGE	4	OF	5 PAGES

ITEM 4.	OWNERSHIP
(A)	AMOUNT BENEFICIALLY OWNED

2,920,974 SHARES

(B)	PERCENT OF CLASS

9%

(C)	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
(I)	SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF 2,920,974 SHARES

(II)	SHARED POWER TO VOTE OR TO DIRECT THE VOTE 0 SHARES

(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 0 SHARES

(IV)	SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 0 SHARES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

SCHEDULE 13G	PAGE	5	OF	5 PAGES

ITEM 10.	CERTIFICATION THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(C):
                   BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.
SIGNATURE
     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.
January 26, 2010
/S/ DOUGLAS TABOR